Exhibit 5.1

December 28, 2020

Switchback Energy Acquisition Corporation

5949 Sherry Lane, Suite 1010

Dallas, TX 75225

Re:	Registration Statement on Form S-4 (File No. 333-249549)

Ladies and Gentlemen:

We have acted as counsel for Switchback Energy Acquisition Corporation, a Delaware Corporation (“Switchback”), in connection with the registration statement on Form S-4 (File No. 333-249549) initially filed by Switchback with the Securities and Exchange Commission, including the combined proxy statement/prospectus/consent solicitation statement forming a part thereof (as amended through the date hereof, the “Registration Statement”), relating to the registration of 250,000,000 shares of Switchback Class A Common Stock, par value $0.0001 (the “Company Shares”), issuable pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (the “Business Combination Agreement”), by and among Switchback, Lightning Merger Sub Inc. and ChargePoint, Inc.

In connection with the rendering of the opinion hereafter set forth, we have examined (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) Switchback’s amended and restated certificate of incorporation, (iv) Switchback’s bylaws, (v) certain resolutions adopted by the board of directors of Switchback and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws and (v) all Company Shares will be issued and delivered in accordance with the terms of the Business Combination Agreement and in the manner specified in the Registration Statement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Business Combination Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose or furnished to, quoted or relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.